Amendment No. 1 to
PROSPECTUS Dated May 1, 1996                     Pricing Supplement No. 51 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-01655
Dated May 1, 1996                                     Dated December 13 , 1996
                                                                Rule 424(b)(3)
                                $11,589,858.45

                           Morgan Stanley Group Inc.
                          MEDIUM-TERM NOTES, SERIES C
                          Senior Floating Rate Notes



                     REVERSE EQUITY NOTES DUE SEPTEMBER 30, 1997


          Redemption Value Based on the Value of the Common Stock of

                         SYLVAN LEARNING SYSTEMS, INC.

               The Reverse Equity Notes due September 30, 1997 (the "Notes") are Medium-Term Notes, Series C (Senior Floating Rate Notes) of Morgan Stanley Group Inc. (the "Company"), as further described below and in the Prospectus Supplement under "Description of Notes--Floating Rate Notes."

               The principal amount of each of the Notes being offered hereby will be $25.05 (the "Initial Price" or "Par"). The Notes mature on September 30, 1997. The Notes will bear interest from the date of issuance to, but excluding the maturity date at LIBOR (as defined in the accompanying Prospectus Supplement) minus 0.20%, payable quarterly in arrears on April 18, 1997, July 18, 1997 and at maturity, subject to the adjustments described in the third paragraph below.

               If the Determination Price (as defined herein) of the common stock, $.01 par value per share (the "Sylvan Stock"), of Sylvan Learning Systems, Inc. ("Sylvan") is less than $23.7975 (the "Lower Threshold Price"), the holder of a Note will have the right (the "Repayment Right"), on any Exchange Date (as defined herein), upon completion by the holder and delivery to the Company and the Calculation Agent of an Official Notice of Exercise of Repayment Right prior to 11:00 a.m. New York City time on such date (the "Repayment Notice Date"), to sell each $25.05 principal amount of a Note to the Company for cash in an amount (the "Repayment Price") equal to the sum of
(i) the Initial Price and (ii) the Lower Threshold Price less the Determination Price. The Determination Price will be adjusted for certain corporate events. See "Determination Price," "Exchange Factor" and "Antidilution Adjustments" in this Pricing Supplement.

               If the Determination Price is greater than $26.3025 (the "Upper Threshold Price"), the Company may, upon not less than 30 nor more than 60 days notice, call the Notes (the "Company Call Right"), in whole but not in part, on any Exchange Date specified in such notice (the "Call Date") for cash in an amount per each $25.05 principal amount of a Note (the "Call Price") equal to the greater of (i)(x) the Initial Price minus (y) the Determination Price less the Upper Threshold Price and (ii) $1.2525 (the "Minimum Call Price").

               Interest on the Notes will accrue on the Initial Price thereof, provided that, (i) if the Determination Price is lower than the Lower Threshold Price, interest will accrue on the Repayment Price from and including April 18, 1997 to but excluding the maturity date or any earlier Repayment Date (as defined herein), and (ii) if the Determination Price is higher than the Upper Threshold Price, interest will accrue on the Call Price from and including April 18, 1997 to but excluding the maturity date or earlier Call Date. The amount of cash received by a holder of the Notes upon exercise of the Repayment Right or the Company Call Right may be more or less than the Initial Price of the Notes and will be equal to the Minimum Call Price if the Determination Price is equal to or greater than $50.10.

               Sylvan is not affiliated with the Company, is not involved in this offering of Notes and will have no obligations with respect to the Notes. See "Historical Information" in this Pricing Supplement for information on the range of Market Prices for Sylvan Stock.

               The Company will cause the Determination Price, the Repayment Price and the Call Price, LIBOR, any adjustments to the Exchange Factor and any other antidilution adjustments to be determined by the Calculation Agent for The Chase Manhattan Bank, as Trustee under the Senior Debt Indenture.

               THE NOTES ARE SUBJECT TO RESTRICTIONS ON TRANSFER AND MAY ONLY BE TRANSFERRED WITH THE PRIOR APPROVAL OF THE COMPANY. SEE "RESTRICTIONS ON TRANSFER" ON PS-6 IN THIS PRICING SUPPLEMENT.

               An investment in the Notes entails risks not associated with similar investments in a conventional debt security, as described under "Risk Factors" on PS- 6 through PS- 8 herein.


                              -------------------
                       PRICE $25.05 AND ACCRUED INTEREST
                              -------------------


                                            Agent's           Proceeds to
                 Price to Public(1)      Commissions(2)        Company(1)
                 -----------------       --------------       -----------

Per Note....            $25.05                   $.03               $25.02
Total.......    $11,589,858.45             $13,880.07       $11,575,978.38


-------------
(1) Plus accrued interest, if any, from December 20, 1996.

(2) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.

                            MORGAN STANLEY & CO.
                                    Incorporated

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount..............   $11,589,858.45 (462,669 Notes)

Maturity Date.................   September 30, 1997

Initial Interest Rate.........   To be determined two London Banking Days
                                 prior to the Original Issue Date

Base Rate.....................   LIBOR

Index Maturity................   3 months

Index Currency................   U.S. Dollars

Spread........................   Minus 0.20%

Interest Payment Period.......   Quarterly

Interest Payment Dates........   April 18, 1997, July 18, 1997 and September
                                 30, 1997, subject to adjustment as described in the accompanying Prospectus Supplement

Initial Interest Reset Date...   April 18, 1997, subject to adjustment as
                                 described in the accompanying Prospectus
                                 Supplement

Interest Reset Dates..........   Same as Interest Payment Dates

Interest Reset Period.........   Quarterly

Interest Determination Dates..   Two London Banking Days prior to each

Reporting Service.............   Telerate (Page 3750)

Specified Currency............   U.S. Dollars

Issue Price...................   $25.05

Original Issue Date
(Settlement Date).............   December 20, 1996

Book Entry Note or
Certificated Note.............   Certificated

Senior Note or Subordinated
Note..........................   Senior

Denominations.................   $25.05 and integral multiples thereof

Trustee.......................   The Chase Manhattan Bank

CUSIP.........................   617446471

Repayment Right...............   If the Determination Price is less than
                                 $23.7975 (the "Lower Threshold Price"), the holder of a Note will have the right on any Exchange Date, upon (i) completion by the holder and delivery to the Company and the Calculation Agent of an Official Notice of
                                 Exercise of Repayment Right (in the form of Annex A hereto) prior to 11:00 a.m. New York
                                 City time on such date (the "Repayment Notice
                                 Date") and (ii) delivery on such date of such Notes to the Trustee, to sell each $25.05 principal amount of a Note to the Company for cash in an amount (the "Repayment Price") equal to the sum of (i) the Initial Price and
                                 (ii) the Lower Threshold Price less the
                                 Determination Price, subject to adjustment as described under "Antidilution Adjustments" below.

                                 Three Business Days after the later of the
                                 Repayment Notice Date and the last day of the Calculation Period, (the "Repayment Date"), the Company shall, or shall cause the Calculation Agent to, deliver the Repayment Price (plus any accrued and unpaid interest on the Note to but excluding the Repayment
                                 Date) to the Trustee for delivery to the
                                 holder.  The Calculation Agent shall
                                 calculate the Repayment Price.   The
                                 Repayment Date may be delayed if certain sheduled Trading Days are not actual Trading Days. See "Determination Price" below. References to payment "per Note" refer to each $25.05 principal amount of any Note.

                                 If a holder delivers an Official Notice of Exercise of Repayment Right and the Determination Price is determined by the Calculation Agent to be greater than the Lower Threshold Price, such Official Notice of Exercise of Repayment Right will be deemed not to have been given, and the Notes delivered with such notice to the Trustee will be returned by the Trustee, at the instruction of the Calculation Agent, to the holder thereof.

                                 If a holder does not exercise the Repayment
                                 Right with respect to a Note prior to
                                 maturity, such holder will receive on the Maturity Date the principal amount of such Note (plus any accrued and unpaid interest on the Note to but excluding the Maturity Date), subject to the Company's exercise of any available Company Call Right.

Company Call Right............   If the Determination Price is greater than
                                 $26.3025 (the "Upper Threshold Price"), the
                                 Company may, upon not less than 30 nor more than 60 days notice, call the Notes, in whole but not in part, on any Exchange Date specified in such notice (the "Call Date") for cash in an amount per Note (the "Call Price") equal to the greater of (i) (x) the Initial
                                 Price minus (y) the Determination Price less the Upper Threshold Price and (ii) the
                                 Minimum Call Price, subject to adjustment as described under "Antidilution Adjustments" below.

                                 The Company shall, or shall cause the
                                 Calculation Agent to, deliver the Call Price
                                 (plus any accrued and unpaid interest on the Note to but excluding the Call Date) to the Trustee for delivery to the holder. The Calculation Agent will calculate the Call Price.

Interest Adjustment...........   Interest on the Notes will accrue on the
                                 Initial Price thereof, provided that, (i) if the Determination Price is lower than the Lower Threshold Price, interest will accrue on the Repayment Price from and including
                                 April 18, 1997 to but excluding the Maturity
                                 Date or any earlier Repayment Notice Date and
                                 (ii) if the Determination Price is higher than the Upper Threshold Price, interest will accrue on the Call Price from and including
                                 April 18, 1997 to but excluding the Maturity
                                 Date or earlier Call Date.

Initial Price.................   $25.05

Upper Threshold Price.........   $26.3025

Lower Threshold Price.........   $23.7975

Minimum Call Price............   $1.2525

Determination Price...........   The Determination Price will be determined by
                                 the Calculation Agent and will equal the arithmetic average of the products (each a "Product") of (i) the Market Price of one share of Sylvan Stock and (ii) the Exchange
                                 Factor, each as determined on the 20
                                 scheduled Trading Days during the Calculation
                                 Period (each a "Determination Date");
                                 provided that, if a Market Disruption Event
                                 (as defined below) occurs on any such
                                 Determination Date or if any such
                                 Determination Date is not an actual Trading
                                 Day (consequently, a "Non-Determination
                                 Date"), then the Calculation Agent shall disregard such Non-Determination Date and shall weight the Product for each succeeding
                                 Determination Date during the Calculation
                                 Period to ratably distribute the intended weight of such Non-Determination Date across the remaining Determination Dates; provided further that, if a holder exercises the Repayment Right on the nineteenth scheduled
                                 Trading Day, the "Product" as determined on such nineteenth day (which shall be determined notwithstanding the occurrence of a Market Disruption Event on such day) shall also be deemed to be the "Product" on the twentieth scheduled Trading Day.
                                 Accordingly, if there is a Non-
                                 Determination Date during the Calculation
                                 Period, the weightings of the Products for the Determination Dates will be calculated as follows: (A) each Determination Date preceding the first Non-Determination Date will receive a weighting of 1/20 and (B) each Determination Date following a Non-
                                 Determination Date will receive a
                                 weighting that equals a fraction (i) the numerator of which will be the fraction that equals 1 minus the sum of the weights of all preceding Determination Dates and
                                 (ii) the denominator of which will be the number of scheduled Determination Dates from and including the first Determination
                                 Date following a Non-Determination Date
                                 to and including the last scheduled
                                 Determination Date in the Calculation
                                 Period.  If there is no succeeding Trading
                                 Day in the Calculation Period on which a Market Disruption Event has not occurred, the Product for each Determination Date occurring after a Non-Determination Date shall be determined on the last Trading
                                 Day in the Calculation Period
                                 notwithstanding the occurrence of a Market
                                 Disruption Event on such Trading Day. If there is no actual Trading Day during the Calculation Period following a Non-
                                 Determination Date, the Market Price of
                                 Sylvan Stock for the remaining
                                 Determination Dates in the Calculation
                                 Period shall be determined as of the
                                 earliest practicable time (which may, in the event of a prior exercise of the Repayment Right, be after the scheduled
                                 Repayment Date, in which case the
                                 Repayment Date will be adjusted to the
                                 third Business Day following such
                                 determination).

                                 All percentages resulting from any
                                 calculation on the Notes will be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or .09876545) would be rounded to
                                 9.87655% (or .0987655)), and all dollar
                                 amounts used in or resulting from such
                                 calculation will be rounded to the nearest cent with one-half cent being rounded upwards.

Exchange Factor...............   The Exchange Factor will be set initially at
                                 1.0, but will be subject to adjustment upon the occurrence of certain corporate events through and including the second Trading Day immediately prior to maturity. See
                                 "Antidilution Adjustments" below.

Calculation Period............   The period from and including March 20, 1997
                                 to and including April 17, 1997.

Exchange Date.................   Any Trading Day that falls during the period
                                 beginning on April 16, 1997, the nineteenth scheduled Trading Day in the Calculation
                                 Period, and ending on the earliest of the Maturity Date, the Call Date and the
                                 Repayment Date.  See "United States Federal
                                 Taxation."

Market Price..................   If Sylvan Stock (or any other security for
                                 which a Market Price must be determined) is listed on a national securities exchange, is a security of The Nasdaq National Market
                                 ("NASDAQ NMS") or is included in the OTC
                                 Bulletin Board Service ("OTC Bulletin Board") operated by the National Association of Securities Dealers, Inc. (the "NASD"), the
                                 Market Price for one share of Sylvan Stock
                                 (or one unit of any such other security) on any Trading Day means (i) the last reported sale price, regular way, on such day on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), on which Sylvan Stock (or any such other security) is listed or admitted to trading or
                                 (ii) if not listed or admitted to trading on any such securities exchange or if such last reported sale price is not obtainable, the last reported sale price on the over-the-counter market as reported on the NASDAQ NMS or OTC Bulletin Board on such day.
                                 If the last reported sale price is not
                                 available pursuant to clause (i) or (ii) of the preceding sentence, the Market Price for any Trading Day shall be the mean, as determined by the Calculation Agent, of the bid prices for Sylvan Stock (or any such other security) obtained from as many dealers in such stock, but not exceeding three, as will make such bid prices available to the Calculation Agent. The term "NASDAQ NMS security" shall include a security included in any successor to such system and the term
                                 "OTC Bulletin Board Service" shall include any successor service thereto.

Trading Day...................   A day on which trading is generally conducted
                                 (i) on the New York Stock Exchange ("NYSE"), the American Stock Exchange, Inc. ("AMEX") and the NASDAQ National Market ("NASDAQ
                                 NMS"), (ii) on the Chicago Mercantile
                                 Exchange and (iii) on the Chicago Board of Options Exchange, as determined by the Calculation Agent.

Calculation Agent.............   Morgan Stanley & Co. Incorporated ("MS & Co.")

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in making adjustments to the Exchange Factor or other antidilution adjustments or determining the Determination Price or any Market Price or whether a Market Disruption Event has occurred. See "Determination Price" above and "Antidilution Adjustments" and "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Restrictions on Transfer......   EACH HOLDER OF A NOTE MUST HAVE A VALID
                                 BUSINESS PURPOSE FOR INVESTING IN THE NOTE,
                                 AND ITS INVESTMENT IN THE NOTE MUST BE
                                 CONSISTENT WITH ITS OVERALL INVESTMENT
                                 STRATEGY.  ANY RESALE, PLEDGE OR OTHER
                                 TRANSFER OF THE NOTE MAY BE MADE ONLY WITH
                                 THE COMPANY'S PRIOR APPROVAL AND WILL BE MADE
                                 ONLY AFTER THE DELIVERY BY THE HOLDER,
                                 PLEDGEE OR TRANSFEREE TO THE COMPANY OF (1) A
                                 CERTIFICATE TO THE EFFECT THAT SUCH HOLDER,
                                 PLEDGEE OR TRANSFEREE HAS A VALID BUSINESS
                                 PURPOSE FOR INVESTING IN THE NOTE AND THAT
                                 ITS INVESTMENT IN THE NOTE IS CONSISTENT WITH
                                 ITS OVERALL INVESTMENT STRATEGY AND (2) SUCH
                                 OTHER INFORMATION, CERTIFICATION OR
                                 DOCUMENTATION AS THE COMPANY MAY REASONABLY
                                 REQUEST TO EVIDENCE OR SUPPORT THE ACCURACY
                                 OF SUCH CERTIFICATE AND THE AUTHORITY OF THE
                                 PERSON SIGNING SUCH CERTIFICATE.  THE COMPANY
                                 MAY GRANT OR WITHHOLD ITS APPROVAL OF ANY
                                 RESALE, PLEDGE OR OTHER TRANSFER IN ITS SOLE
                                 DISCRETION, BASED ON ITS EVALUATION OF THE
                                 VALIDITY OF THE BUSINESS PURPOSE AND THE
                                 ADEQUACY OF EVIDENCE OF SUCH BUSINESS PURPOSE.

Risk Factors..................   An investment in the Notes entails
                                 significant risks not associated with similar investments in a conventional debt security, including the following:

                                 The Notes combine features of equity and debt instruments. Accordingly, the terms of the Notes differ from those of ordinary debt securities in that the cash amount that a holder of the Notes may receive if the Company exercises the Company Call Right or if a holder exercises the Repayment Right is not fixed, but is based, inversely, on the price of the Sylvan Stock and on the formulae used to determine the Call Price or the Repayment Price, respectively, at a given Determination Price. In particular, the amount payable to the holder of a Note will decrease if the price of Sylvan Stock increases so that the Determination Price is higher than the Upper Threshold Price and will increase if the price of Sylvan Stock decreases so that the Determination Price is lower than the Lower Threshold Price.
                                 Because the price of the Sylvan Stock is subject to market fluctuations, the amount of cash received by a holder of Notes if the Company exercises the Company Call Right or if a holder exercises the Repayment Right may be more or less than the principal amount of the Notes. If the Determination Price of the Sylvan Stock is greater than the Upper Threshold Price, the amount of cash receivable upon exchange will be less than the principal amount of the Notes, in which case an investment in the Notes may result in a loss. Because the Determination Price will be based upon an average of closing values of Sylvan Stock on specified days (the Determination Dates), a low Market Price for Sylvan Stock, which could result in a gain for the holder, as measured on the final Determination Date, or any earlier Determination Date, may be substantially or entirely offset by higher Market Prices for Sylvan Stock on the other Determination Dates.

                                 Although the Determination Price (and thus the amount that holders of the Notes are entitled to receive at maturity) is subject to adjustment for certain corporate events, such adjustments do not cover all events that could affect the Market Price of the Sylvan Stock, including, without limitation, the occurrence of a partial tender or exchange offer for the Sylvan Stock by Sylvan or any third party. Such other events may adversely affect the market value of the Notes.

                                 There can be no assurance as to whether the Notes will trade in the secondary market or, if there is such a secondary market, whether such market will be liquid or illiquid. Securities with characteristics similar to the Notes are novel securities, and there is currently no secondary market for the Notes. Transfer restrictions on the Notes will further impact the liquidity of the market. The Notes may be transferred only to investors with a valid business purpose for investing in the Notes and only if the Company has granted its approval of the transfer. See "Restrictions on Transfer" above.

                                 The market value for the Notes will be
                                 affected by a number of factors in addition to the creditworthiness of the Company and the value of Sylvan Stock, including, but not limited to, the volatility of Sylvan Stock, the dividend rate on Sylvan Stock, market interest and yield rates and the time remaining to the maturity of the Notes. In addition, the value of Sylvan Stock depends on a number of interrelated factors, including economic, financial and political events, that can affect the capital markets generally and the market segment of which Sylvan is a part and over which the Company has no control. The market value of the Notes is expected to depend primarily on changes in the Market Price of Sylvan Stock. The price at which a holder will be able to sell Notes prior to maturity may be at a discount, which could be substantial, from the principal amount thereof, if, at such time, the Market Price of Sylvan Stock is above, equal to or not sufficiently below the Initial Price. The historical Market Prices of Sylvan Stock should not be taken as an indication of Sylvan Stock's future performance during the term of any Note.

                                 The Notes will not be listed on any national securities exchange or accepted for quotation on a trading market and, as a result, pricing information for the Notes may be difficult to obtain.

                                 The Company is not affiliated with Sylvan and, although the Company as of the date of this Pricing Supplement does not have any material non-public information concerning Sylvan, corporate events of Sylvan, including those described below in "Antidilution Adjustments," are beyond the Company's ability to control and are difficult to predict.

                                 Sylvan is not involved in the offering of the Notes and has no obligations with respect to the Notes, including any obligation to take the interests of the Company or of holders of Notes into consideration for any reason. Sylvan will not receive any of the proceeds of the offering of the Notes made hereby and is not responsible for, and has not participated in, the determination of the timing of, prices for or quantities of, the Notes offered hereby.

                                 Holders of the Notes will not be entitled to any rights with respect to the Sylvan Stock (including, without limitation, voting rights, the rights to receive any dividends or other distributions in respect thereof and the right to tender or exchange Sylvan Stock in any partial tender or exchange offer by Sylvan or any third party).

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain adjustments to the Exchange Factor and other antidilution adjustments that may influence the determination of any Repayment Price or Call Price. See "Antidilution Adjustments" and "Market Disruption Event."

                                 It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                                 Investors should also consider and consult their tax advisors concerning the tax consequences of investing in the Notes. See "United States Federal Taxation" below.

Antidilution Adjustments......   The Exchange Factor (and, in the case of
                                 paragraph 5 below, the determination of
                                 Determination Price) will be adjusted as follows:

                                 1. If Sylvan Stock is subject to a stock split or reverse stock split, then once such split has become effective, the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and the number of shares issued in such stock split or reverse stock split with respect to one share of Sylvan Stock.

                                 2. If Sylvan Stock is subject (i) to a stock dividend (issuance of additional shares of Sylvan Stock) that is given ratably to all holders of shares of Sylvan Stock or (ii) to a distribution of Sylvan Stock as a result of the triggering of any provision of the corporate charter of Sylvan by any shareholder that is not a holder of the Notes, then once the dividend has become effective and Sylvan Stock is trading ex-dividend, the Exchange Factor will be adjusted so that the new Exchange Factor shall equal the prior Exchange Factor plus the product of (i) the number of shares issued with respect to one share of Sylvan Stock and (ii) the prior Exchange Factor.

                                 3.  There will be no adjustments to the
                                 Exchange Factor to reflect cash dividends or other distributions paid with respect to Sylvan Stock other than distributions described in clause (v) of paragraph 5 below and Extraordinary Dividends as described below. A cash dividend or other distribution with respect to Sylvan Stock will be deemed to be an "Extraordinary Dividend" if (i) such dividend or other distribution exceeds the immediately preceding non-Extraordinary Dividend for Sylvan Stock by an amount equal to at least 0.5% of the Market Price of Sylvan Stock on the Trading Day preceding the ex-dividend date for the payment of such Extraordinary Dividend (the "ex-dividend date") or (ii) Sylvan publicly declares such cash dividend or other distribution to be extraordinary or non-recurring. If an Extraordinary Dividend occurs with respect to Sylvan Stock, the Exchange Factor with respect to Sylvan Stock will be adjusted on the ex-dividend date with respect to such Extraordinary Dividend so that the new Exchange Factor will equal the product of (i) the then current Exchange Factor and (ii) a fraction, the numerator of which is the Market Price on the Trading Day preceding the ex-dividend date, and the denominator of which is the amount by which the Market Price on the Trading Day preceding the ex-dividend date exceeds the Extraordinary Dividend Amount. The "Extraordinary Dividend Amount" with respect to an Extraordinary Dividend for Sylvan Stock will equal (i) in the case of cash dividends or other distributions that constitute quarterly dividends, the amount per share of such Extraordinary Dividend minus the amount per share of the immediately preceding non-Extraordinary
                                 Dividend for Sylvan Stock or (ii) in the case of cash dividends or other distributions that do not constitute quarterly dividends, the amount per share of such Extraordinary Dividend. To the extent an Extraordinary Dividend is not paid in cash, the value of the non-cash component will be determined by the Calculation Agent, whose determination shall be conclusive. A distribution on the Sylvan Stock described in clause (v) of paragraph 5 below that also constitutes an Extraordinary Dividend shall only cause an adjustment to the Exchange Factor pursuant to clause (v) of paragraph 5.

                                 4.  If sylvan issues rights or warrants to
                                 all holders of Sylvan Stock to subscribe for or purchase Sylvan Stock at an exercise price per share less than the Market Price of the Sylvan Stock on (i) the date the exercise price of such rights or warrants is determined and (ii) the expiration date of such rights or warrants, and if the expiration date of such rights or warrants precedes the maturity of the Notes, then the Exchange Factor will be adjusted to equal the product of the prior Exchange Factor and a fraction, the numerator of which shall be the number of shares of Sylvan Stock outstanding immediately prior to such issuance plus the number of additional shares of Sylvan Stock offered for subscription or purchase pursuant to such rights or warrants and the denominator of which shall be the number of shares of Sylvan Stock outstanding immediately prior to such issuance plus the number of additional shares of Sylvan Stock which the aggregate offering price of the total number of shares of Sylvan Stock so offered for subscription or purchase pursuant to such rights or warrants whould purchase at the Market Price on the expiration date of such rights or warrants, which shall be determined by multiplying such total number of shares offered by the exercise price of such rights or warrants and dividing the product so v obtained by such Market Price.

                                 5.  If (i) there occurs any
                                 reclassification or change of Sylvan
                                 Stock, (ii)  Sylvan, or any surviving
                                 entity or subsequent surviving entity of Sylvan (a "Sylvan Successor") has been subject to a merger, combination or consolidation and is not the surviving entity, (kkk) any statutory exchange of securities of Sylvan or any Sylvan Successor with another corporation occurs (other than pursuant to clause (ii) above), (iv) Sylvan is liquidated, (v) Sylvan issues to all of its shareholders equity securities of an issuer other than Sylvan (other than in a transaction described in clauses (ii), (ii) or (iv) above) (a "Spin-off Event") or (vi) a tender or exchange offer is consummated for all the outstanding shares of Sylvan Stock (any such event in clauses (i) through (vi) a "Reorganization Event"), the method of determining any Repayment Price or Call Price will be adjusted, if the Reorganization Event is consummated prior to the end of the Calculation Period, to provide that on and after the date of such consummation, the Transaction Value of any Determination Date will be used as a "Product" (in lieu of the product of the Market Price and the Exchange Factor) to determine the Determination Price. "Transaction Value" means (i) for any cash constituting Exchange Property, the amount of cash received per share of Sylvan Stock, as adjusted by the Exchange Factor, (ii) for any Exchange Property other than cash or securities, the market value of such Exchange Property received for each share of Sylvan Stock at the date of the receipt of such Exchange Property, as adjusted by the Exchange Factor, as determined by the Calculation Agent and (iii) for any security constituting Exchange Property, and amount equal to the Market Price per share of such security onthe applicable Determination Date during the Calculation Period multiplied by the quantity of such security received for each share of Sylvan Stock, as adjusted by the Exchange Factor. "Exchange Property" means the securities, cash or any other assets distributed in any such Reorganization Event, including, in the case of a Spin- off Event, the share of Sylvan Stock with respect to which the spun-off security was issued.

                                 For purposes of paragraph 5 above, in the case of a consummated tender or exchange offer for all Exchange Property of a particular type, Exchange Property shall be deemed to include the amount of cash or other property paid by the offeror in the tender or exchange offer with respect to such Exchange Property (in an amount determined on the basis of the rate of exchange in such tender or exchange offer). In the event of a tender or exchange offer with respect to Exchange Property in which an offeree may elect to receive cash or other property, Exchange Property shall be deemed to include the kind and amount of cash and other property received by offerees who elect to receive cash.

                                 No adjustments to the Exchange Factor will be required unless such adjustment would require a change of at least 0.1% in the Exchange Factor then in effect. The Exchange Factor resulting from any of the adjustments specified above will be rounded to the nearest one thousandth with five ten-thousandths being rounded upward.

                                 No adjustments to the Exchange Factor or to the method of determining the Determination Price will be made other than those specified above. The adjustments specified above do not cover all events that could affect the Market Price of the Sylvan Stock, including, without limitation, a partial tender or exchange offer for the Sylvan Stock.

                                 The Calculation Agent shall be solely
                                 responsible for the determination and
                                 calculation of any adjustments to the Exchange Factor or to the method of determining the Determination Price and of any related determinations and calculations with respect to any distributions of cash in connection with any corporate event described in paragraph 5 above, and its determinations and calculations with respect thereto shall be conclusive.

                                 The Calculation Agent will provide
                                 information as to any adjustments to the Exchange Factor or to the method of determining the Determination Price upon written request by any holder of the Notes.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to Sylvan Stock (or any other securities constituting Exchange Property):

                                    (i) a suspension, absence or material
                                    limitation of trading of Sylvan Stock (or such other securities) on the primary market for Sylvan Stock (or such other securities) for more than two hours of trading or during the one-half hour period preceding the close of trading in such market; or the suspension or material limitation on the primary market for trading in options contracts related to Sylvan Stock (or such other securities), if available, during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the
                                    event described in clause (i) above
                                    materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred: (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange, (2) a decision to permanently discontinue trading in the relevant option contract will not constitute a Market Disruption Event, (3) limitations pursuant to New York Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the New York Stock Exchange, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations shall constitute a Market Disruption Event, (4) a suspension of trading in an options contract on Sylvan Stock by the primary securities market trading in such options, if available, by reason of (x) a price change exceeding limits set by such securities exchange or market, (y) an imbalance of orders relating to such contracts or (z) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in options contracts related to Sylvan Stock (or such other securities) and (5) a "suspension, absence or material limitation of trading" on the primary securities market on which options contracts related to Sylvan Stock (or such other securities) are traded will not include any time when such securities market is itself closed for trading under ordinary circumstances.

Sylvan Stock; Public
Information...................   Sylvan is an international private provider
                                 of educational and testing services.  Sylvan
                                 Stock is registered under the Exchange Act.
                                 Companies with securities registered under the Exchange Act are required to file periodically certain financial and other information specified by the Securities and Exchange Commission (the "Commission").
                                 Information provided to or filed with the Commission is available at the offices of the Commission specified under "Available
                                 Information" in the accompanying Prospectus.
                                 In addition, information regarding Sylvan may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The Company makes no representation or warranty as to the accuracy or completeness of such reports.

                                 THIS PRICING SUPPLEMENT RELATES ONLY TO THE
                                 NOTES OFFERED HEREBY AND DOES NOT RELATE TO
                                 SYLVAN STOCK OR OTHER SECURITIES OF SYLVAN.
                                 ALL DISCLOSURES CONTAINED IN THIS PRICING
                                 SUPPLEMENT REGARDING SYLVAN ARE DERIVED FROM
                                 THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH. NEITHER THE COMPANY NOR THE AGENT HAS PARTICIPATED IN THE PREPARATION OF SUCH DOCUMENTS OR MADE ANY DUE DILIGENCE INQUIRY WITH RESPECT TO SYLVAN. NEITHER THE COMPANY NOR THE AGENT MAKES ANY REPRESENTATION THAT SUCH PUBLICLY AVAILABLE DOCUMENTS OR ANY OTHER PUBLICLY AVAILABLE INFORMATION REGARDING SYLVAN ARE ACCURATE OR COMPLETE. FURTHERMORE, THERE CAN BE NO ASSURANCE THAT ALL EVENTS OCCURRING PRIOR TO THE DATE HEREOF (INCLUDING EVENTS THAT WOULD AFFECT THE ACCURACY OR COMPLETENESS OF THE PUBLICLY AVAILABLE DOCUMENTS DESCRIBED IN THE PRECEDING PARAGRAPH) THAT WOULD AFFECT THE TRADING PRICE OF SYLVAN STOCK (AND THEREFORE THE INITIAL PRICE, THE THRESHOLD APPRECIATION PRICE AND THE DETERMINATION PRICE) HAVE BEEN PUBLICLY DISCLOSED. SUBSEQUENT DISCLOSURE OF ANY SUCH EVENTS OR THE DISCLOSURE OF OR FAILURE TO DISCLOSE MATERIAL FUTURE EVENTS CONCERNING SYLVAN COULD AFFECT THE VALUE RECEIVED AT MATURITY WITH RESPECT TO THE NOTES.

                                 NEITHER THE COMPANY NOR ANY OF ITS AFFILIATES MAKE ANY REPRESENTATION TO ANY PURCHASER OF NOTES AS TO THE PERFORMANCE OF SYLVAN STOCK.

                                 The Company or its affiliates may presently or from time to time engage in business with Sylvan including extending loans to, or making equity investments in, Sylvan or providing advisory services to Sylvan, including merger and acquisition advisory services. In the course of such business, the Company or its affiliates may acquire non-public information with respect to Sylvan and, in addition, one or more affiliates of the Company may publish research reports with respect to Sylvan. The Company does not make any representation to any purchaser of Notes with respect to any matters whatsoever relating to Sylvan. Any prospective purchaser of a Note should undertake an independent investigation of Sylvan as in its judgment is appropriate to make an informed decision with respect to an investment in Sylvan Stock.

Historical Information........   The following table sets forth the high and
                                 low Market Price during 1993, 1994, 1995, and during 1996 through December 13, 1996. The
                                 Market Price on December 13, 1996 was $25
                                 1/4. The Market Prices listed below were obtained from Bloomberg Financial Markets and the Company believes such information to be accurate. The historical prices of Sylvan
                                 Stock should not be taken as an indication of future performance, and no assurance can be given that the price of Sylvan Stock will not increase so that the beneficial owners of the Notes will receive at maturity cash in an amount that is less than the principal amount of the Notes.


       Sylvan(1)(2)                High             Low
----------------------------     --------         --------
(CUSIP #871399101)

1994
              First Quarter      11               7 1/2
             Second Quarter      12 43/64         8 21/64
              Third Quarter      12 21/64         9
             Fourth Quarter      14 21/64        10 21/64
1995
              First Quarter      13 5/64         10 53/64
             Second Quarter      14 21/64        11 5/64
              Third Quarter      21 43/64        14 19/64
             Fourth Quarter      20 53/64        15 43/64
1996
              First Quarter      24 53/64        18 11/64
             Second Quarter      27 21/64        22 3/64
              Third Quarter      27 21/64        20 21/64
    Fourth Quarter through
         December 13, 1996       31 53/64        24 1/4


                                 (1) Historical prices have been adjusted for a 3 for 2 stock split of the Sylvan Stock, which became effective in the Fourth Quarter of 1996.

                                 (2) The Company makes no representation as to the amount of dividends, if any, that Sylvan will pay in the future. In any event, holders of the Notes will not be entitled to receive dividends, if any, that may be payable on Sylvan Stock.

Use of Proceeds and Hedging...   The net proceeds to be received by the
                                 Company from the sale of the Notes will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Notes. See also "Use of Proceeds" in the accompanying
                                 Prospectus.

                                 On or prior to the date of this Pricing
                                 Supplement, the Company, through its
                                 subsidiaries and others, hedged its
                                 anticipated exposure in connection with the Notes by selling Sylvan Stock. Such hedging was carried out in a manner designed to minimize any impact on the price of Sylvan Stock. Selling activity could potentially decrease the price of Sylvan Stock, and therefore effectively lower the level to which Sylvan Stock must fall before a holder of a Note would receive at maturity cash in an amount that is equal to or greater than the principal amount of the Notes. The Company, through its subsidiaries, is likely to modify its hedge position throughout the life of the Notes by purchasing and selling Sylvan Stock, options contracts on Sylvan Stock listed on major securities markets or positions in any other instruments that it may wish to use in connection with such hedging. Although the Company has no reason to believe that its hedging activity will have a material impact on the price of Sylvan Stock, there can be no assurance that the Company will not affect such price as a result of its hedging activities.

United States Federal
Taxation......................   The following discussion is based on the
                                 opinion of Davis Polk & Wardwell, special tax counsel to the Company. This discussion supplements the "United States Federal
                                 Taxation" section in the accompanying
                                 Prospectus Supplement and should be read in conjunction therewith. Any limitations on disclosure and any defined terms contained therein are equally applicable to the discussion below. In addition, this general discussion addresses only initial United
                                 States Holders who are accrual basis taxpayers for United States federal income tax purposes and who purchase the Notes at the Initial
                                 Price.

                                 The Company presently intends to treat the coupon payments on the Notes as ordinary income to the United States Holders. Under this treatment, the coupon payments would be taxable to United States Holders as ordinary income as such payments accrue.

                                 Under existing general United States federal income tax principles, upon retirement of the Note, a United States Holder will recognize gain or loss equal to the difference between the amount realized (other than amount attributable to accrued coupon payments) on the retirement and the Holder's tax basis in the Note. Any loss recognized on the retirement of a Note will be treated as capital loss. Although the matter is not free from doubt, any gain recognized thereon should also be treated as capital in character. An accrual basis taxpayer may be required to recognize ordinary income upon the expiration of the Calculation Period to the extent of the excess, if any, of the Repayment Price over the Issue Price, and such Holder's tax basis in the Note will be increased by the amount of any such income recognized. The distinction between capital income and ordinary income is potentially significant in several respects. For example, limitations apply to a United States Holder's ability to offset capital losses against ordinary income. Prospective investors should consult with their tax advisors regarding the character of any gain recognized on the Notes.

                                 Any gain or loss recognized on the sale or exchange of a Note prior to retirement generally will be treated as capital in character. For these purposes, the amount realized does not include any amount attributable to any accrued but unpaid coupon payments on the Note.

                                 There can be no assurance that the ultimate tax treatment of the Notes would not differ significantly from the description herein. Prospective investors are urged to consult their tax advisors as to the possible consequences of holding the Notes.

                                 See also "United States Federal Taxation" in the accompanying Prospectus Supplement.





                                                                       ANNEX A

                OFFICIAL NOTICE OF EXERCISE OF REPAYMENT RIGHT

                                          Dated:  [On or after April 16, 1997]

Morgan Stanley Group Inc.
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as
  Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-0674
(Attn: James Jurney)

Dear Sirs:

               The undersigned holder of the Medium Term Notes, Series C, Senior Floating Rate, Reverse Equity Notes due September 30, 1997, (Redemption Value Based on the Value of the Common Stock of Sylvan Learning Systems, Inc.) of Morgan Stanley Group Inc. (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day, provided that such day is prior to September 30, 1997, the Repayment Right as described in Pricing Supplement No. 51 dated December 13, 1996 (the "Pricing Supplement") to the Prospectus Supplement dated May 1, 1996 and the Prospectus dated May 1, 1996 related to Registration Statement No. 333-01655. Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated. Upon receipt of this notice, the Company will deliver cash 3 Business Days after the Repayment Notice Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

                                          Very truly yours,



                                          ___________________________________
                                          [Name of Holder]


                                          By:________________________________
                                            [Title]


                                          ___________________________________
                                            [Fax No.]

                                          $__________________________________
                                            Principal Amount of Notes
                                              surrendered for exchange

Receipt of the above Official
Notice of Exchange is hereby acknowledged

MORGAN STANLEY GROUP INC., as Issuer

MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By:_____________________________________
   Title:

Date and time of acknowledgment_________